Exhibit 99.1

AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation to Merge

Kansas City, Missouri and New York, New York  – June 21, 2005 – AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation, two of the world’s leading theatrical exhibition companies, announced today that they have entered into a definitive merger agreement that would result in the combination of their businesses and the merger of AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation. The merger agreement also provides for the merger of their respective holding companies, Marquee Holdings Inc. and LCE Holdings, Inc., with Marquee Holdings Inc., which is controlled by affiliates of J.P. Morgan Partners, LLC and Apollo Management, L.P., continuing as the holding company for the merged businesses. The current stockholders of LCE Holdings, Inc., including affiliates of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, would hold approximately 40% of the outstanding capital stock of the continuing holding company.

The merged company, to be called AMC Entertainment Inc., will be headquartered in Kansas City, Missouri, and will own, manage or have interests in approximately 450 theatres with about 5,900 screens in 30 states and 13 countries. Peter C. Brown, AMC Chairman of the Board, Chief Executive Officer and President, will remain in this role in the merged company. When combined, the company will have approximately 24,000 associates serving more than 280 million guests annually. An integration committee will be formed in which Travis E. Reid, President and Chief Executive Officer of Loews Cineplex Entertainment Corporation, and Brown will serve as co-chairs. The integration committee also will include representatives of the two sponsor groups.

“This merger is a combination of the oldest and most respected names in the business—AMC and Loews,” said Brown. “The transaction provides us with a unique opportunity to blend the best practices of two remarkable organizations as we create an extraordinary company.”

Reid said: “This merger is a historic moment in the exhibition industry. We are bringing together two companies with long-standing traditions of innovation and leadership, as well as cultures that focus on the highest quality guest service. Peter and his team have done a great job leading AMC, and I look forward to working with them.”

The companies plan to refinance their senior credit facilities in connection with the closing of the merger.  The merger will not constitute a change of control for purposes of the outstanding senior notes of Marquee Holdings Inc. or the outstanding senior notes or senior subordinated notes of AMC Entertainment Inc.  While it has not yet been determined whether the merger will require a change of control repurchase offer under Loews Cineplex Entertainment Corporation’s outstanding 9% Senior Subordinated Notes due 2014, the companies have secured commitments to refinance such notes to the extent that such an offer is required under the indenture governing such notes.

Completion of the merger is subject to the satisfaction of customary closing conditions for transactions of this type, including antitrust approval and completion of financing.  It is anticipated that the merger will close within six to nine months.

About Marquee Holdings Inc. and AMC Entertainment Inc.

Marquee Holdings Inc. is a holding company that conducts its business through its subsidiary AMC Entertainment Inc. AMC Entertainment Inc. is a leader in the theatrical exhibition industry.  Through its circuit of AMC Theatres, AMC Entertainment Inc. operates 229 theaters with 3,546 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and the United Kingdom. AMC Entertainment Inc., headquartered in Kansas City, MO, has a website at www.amctheatres.com.

About LCE Holdings, Inc. and Loews Cineplex Entertainment Corporation

LCE Holdings, Inc. is a holding company that conducts its business through its subsidiary Loews Cineplex Entertainment Corporation. Loews Cineplex Entertainment Corporation is one of the world’s leading film exhibition companies that owns, operates or, through its subsidiaries and joint ventures, has an interest in 221 theatres with 2,218 screens in the United States, Mexico, South Korea and Spain. Loews Cineplex Entertainment Corporation, headquartered in New York, NY, has a website at www.enjoytheshow.com.

About J.P. Morgan Partners, LLC

J.P. Morgan Partners, LLC (JPMP) is a leading private equity firm with over $12 billion in capital under management as of March 31, 2005. Since its inception in 1984, JPMP has invested over $15 billion in consumer, media, energy, industrial, financial services, healthcare, hardware and software companies. With approximately 95 investment professionals in six principal offices throughout the world, JPMP has significant experience investing in companies with worldwide operations. JPMP is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States, and is a registered investment adviser with the Securities and Exchange Commission. For additional information, please visit www.jpmorganpartners.com.

About Apollo Management, L.P.

Apollo Management, L.P., founded in 1990, is among the most active and successful private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo Management, L.P. has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally.

About Bain Capital Partners

Bain Capital (www.baincapital.com) is a leading global private investment firm that manages several pools of capital including private equity, venture capital, high-yield assets, mezzanine capital and public equity with more than $25 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 225 companies around the world, including media and entertainment companies Warner Music Group, Loews Cineplex Entertainment, ProSiebienSat1. Media AG, and Artisan Entertainment. Headquartered in Boston, Bain Capital has offices in New York, London and Munich.

About The Carlyle Group

The Carlyle Group is a global private equity firm with nearly $30 billion under management. Carlyle generates extraordinary returns for its investors by employing a conservative, proven and disciplined approach. Carlyle invests in buyouts, venture capital, real estate and leveraged finance in North America, Europe and Asia, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, the firm has invested $13.4 billion of equity in 396 transactions. The Carlyle Group employs more than 560 people in 14 countries. In the aggregate, Carlyle portfolio companies have more than $30 billion in revenue and employ more than 131,000 people around the world. Visit www.carlyle.com for additional information.

About Spectrum Equity Investors

Spectrum Equity Investors (www.spectrumequity.com) is a private equity investor in established companies in the media, communications, information technology, and information and business services industries.  Founded in 1994, Spectrum is one of the largest and fastest-growing private equity investment firms worldwide. Spectrum manages private equity funds representing $4 billion in committed capital.

Media Contacts:

Pamela Blase, AMC Entertainment Inc.

(816) 221-4000

pblase@amctheatres.com

John McCauley, Loews Cineplex Entertainment Corp.

(646) 521-6142

John_McCauley@Loewscpx.com